SG COWEN INCOME + GROWTH FUND, INC.
             TRANSACTIONS EFFECTED PURSUANT TO RULE 10f-3
             QUARTER ENDED:          6/30/99
             Name of Security:       Hospitality Properties Trust

Registration under Securities Act of
1933? 10f-3(a)(1)(i)                       Yes

Time of Acquisition 10f-3(a)(2)
- Date Acquired                            Trade: 5/5/99  Settle: 5/11/99
- Date First Offered                       5/5/99

Reasonableness of Spread [10f-3(b)]
- Offering Price Per Share                 $26.8125
- Amount of Spread:                        Gross Spread      $1.37
                                           Selling Concession  .80
- Spread (%)                               3%

Evidence of Reasonableness of Spread
(contemporaneous similar offering)
- Name of Issue                            Hugoton Royalty Trust
- Date of Offering                         4/8/99
- Gross Spread                             4%

Issuer in Continuous Operation at
Least Three Years? [10f-3(c)]              Yes

Amount Purchased by Fund [10f-3(d)]
- Total Shares Offered                     7 Million
- Purchase Price per Share                 $26.8125
- Total Shares Purchased                   10,000
- - Total Purchase Price                   $268,125
- Percentage of Offering Purchased         Less than 0.1%
- Any Shares Purchased by Other Funds
       in Family?                          No

Percentage of Fund Assets Invested
[10f-3(e)]                                 Less than 1%

From Whom Purchased [10f-3(f)]
- Selling Dealers(s)                       Legg Mason
- Syndicate Manager(s)                     Merrill Lynch